Exhibit 99.1

Tesoro Corporation Reports 2014 Second Quarter Results

•	Net income of $224 million, or $1.70 per diluted share

•	Delivered $200 million of EBITDA improvements

•	New $1.0 billion share repurchase program authorized

•	Increased regular quarterly dividend by 20% to $0.30 per share

SAN ANTONIO - July 30, 2014 - Tesoro Corporation (NYSE:TSO) today reported second quarter 2014 net income of $224 million, or $1.70 per diluted share compared to net income of $227 million, or $1.64 per diluted share for the second quarter of 2013.

Results from continuing operations were $1.70 per diluted share compared to $1.56 per diluted share for the second quarter of 2013, excluding special items. Special items in the year ago quarter include after-tax transaction and integration costs of $12 million and an after-tax California pipeline settlement benefit of $34 million.

“Our results from continuing operations for the quarter are improved meaningfully over last year reflecting the addition of the Los Angeles refining, marketing and logistics assets and delivery of about $200 million of EBITDA improvements through a combination of synergy capture and other business improvements,” said Greg Goff, President and CEO. “Our year-over-year performance for the second quarter clearly demonstrates the value we’re delivering through our strategic initiatives and our commitment to delivering on our California synergy and other business improvement objectives. This is especially important when you consider that the Tesoro Index is down over $2.00 per barrel and our stock based compensation expense is up $0.14 per share from a year ago.”

For the second quarter 2014, the Company recorded segment operating income of $494 million compared to segment operating income of $420 million in the second quarter of 2013. The increase was driven primarily by the addition of the Los Angeles refining, marketing and logistics assets, growth in Tesoro Logistics LP (“TLLP”) and improved retail margins.

The refining segment’s operating income was $372 million for the quarter, compared to $375 million last year. The Tesoro Index was $12.99 per barrel (/bbl) for the quarter, down over $2/bbl compared to $15.00/bbl last year. The addition of the Los Angeles refinery and the capture of synergies offset the lower margin environment in the quarter, leading to a higher overall capture of the Tesoro Index. The overall gross margin for the quarter was $13.35/bbl or 103% of the Tesoro Index, compared to $14.75/bbl or 98% of the Tesoro Index last year.

Total throughput for the quarter was 816 thousand barrels per day, or 96% utilization. Direct manufacturing costs per barrel in the second quarter 2014 relative to the first quarter 2014 were up $0.23/bbl to $5.88/bbl.

The logistics segment’s operating income was $50 million, up $30 million or 150% from the second quarter of 2013. The significant growth has been driven by the acquisition by TLLP of the Los Angeles logistics assets and the Northwest Products System.

The retail segment’s operating income was $72 million, a significant improvement from $25 million in the second quarter of last year. Same store fuel sales were higher during the quarter by almost 0.5% versus second quarter last year. Total retail fuel sales volumes were up over 60% year-over-year driven by the addition of approximately 835 dealer-operated ARCO® retail stations on June 1, 2013. Retail fuel margins per barrel were flat relative to the second quarter of last year.

Corporate and unallocated costs were $84 million, including $4 million of corporate depreciation and an expense of $26 million for stock-based compensation. The stock-based compensation provided a benefit of $4 million in the second quarter of last year.

Capital Spending and Liquidity
Capital spending for the second quarter 2014 was $167 million, which includes $48 million of TLLP capital spending. The Company now estimates full year 2014 capital spending, excluding TLLP, of $625 million, a 7% reduction from prior guidance. TLLP capital spending is now estimated to be approximately $200 million, up 25% reflecting expected spending related to the construction of the Connolly Gathering System and the Anacortes truck rack. Turnaround expenditures for the second quarter were $19 million. The Company now expects full year 2014 turnaround expenditures of $195 million. Full year 2014 deferred retail branding costs are now expected to be $25 million, a 50% reduction from prior guidance.

The Company ended the second quarter with $1.2 billion in cash and $2.3 billion of availability on the Tesoro Corporation revolving credit facility. There are currently no borrowings under the Company’s revolving credit facility. Excluding TLLP debt and equity, total debt was $1.7 billion or 28% of total capitalization at the end of the second quarter 2014.

TLLP ended the quarter with $228 million in borrowings under its separate revolving credit facility.

Returning Cash to Shareholders
The board of directors has approved a new $1.0 billion share repurchase program to become effective upon the full completion of the Company’s current $1.0 billion share repurchase program, expected by the end of 2014.

Tesoro Corporation today also announced that the board of directors has approved an increase in the regular quarterly dividend by 20% and declared a regular quarterly cash dividend of $0.30 per share payable on September 15, 2014, to all holders of record as of August 29, 2014.

During the second quarter, Tesoro returned about $132 million to shareholders through the purchase of nearly two million of the Company’s shares for $100 million and its regular quarterly dividend. Through the end of July, the Company has purchased more than $50 million of additional shares, bringing total purchases to approximately $750 million under the existing $1.0 billion share repurchase program.

Strategic Update
Through the end of June we delivered $200 million of EBITDA towards our previously announced synergy and business improvement objectives, and are on track to meet or exceed our full year estimate of $370 to $430 million.

The improvements which are further detailed in the earnings tables below are being realized as expected around the California synergies, enhancing gross margins and business improvements. Evidence of these improvements is clearly reflected in our results.

The permit process for the Vancouver Energy project, to construct a 360 thousand barrel per day crude oil rail-to-marine terminal, is progressing with Washington State’s Energy Facility Site Evaluation Committee (“EFSEC”). Several milestones have been reached as the EFSEC approved the land use consistency in July, and has issued the environmental impact study scoping report. The majority of the Preliminary Draft Environmental Impact Study (“PDEIS”) was submitted to EFSEC in July and we expect to submit the remaining portion of the PDEIS in August. The facility is expected to be operational in 2015.

On July 21, 2014, we announced a new petrochemical project to build a 15 thousand barrel per day mixed xylene extraction unit in Anacortes, Washington. This project to gather intermediate feedstock, primarily reformate, from our West Coast refining system to supply the global xylene market which is growing 5% to 7% per year. This is an attractive diversification of Tesoro’s product mix and supports our goals of enhancing our gross margin and investing in high return capital projects.

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding second quarter 2014 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Twitter Communication
Tesoro Corporation is utilizing Twitter, in conjunction with other Regulation FD-compliant disclosure vehicles, such as press releases, 8-Ks and its investor relations web site, as part of broader investor and stakeholder communication strategy. The Twitter page can be found at http://twitter.com/TesoroCorp.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which includes a 35% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning execution of our strategic plan and improvements in our business; future operating performance, including earnings improvements and gross margins; the delivery of high return capital projects; the realization of value added initiatives and  synergies; expectations about capital spending, turnaround expenditures and deferred retail branding costs; submission and timing around PDEIS and the Vancouver Energy; demand growth rate of global xylene market; and extraction volumes from our recently announced Anacortes petrochemical project. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Factors Affecting Comparability

As of December 31, 2013, we began reporting the logistics assets and operations of our consolidated variable interest entity, Tesoro Logistics LP (“TLLP”), as a separate operating segment. In previous periods, when certain quantitative thresholds had not been met, TLLP’s assets and operations were presented within our refining operating segment. TLLP’s assets and operations include certain crude oil gathering assets and crude oil and refined products terminalling and transportation assets acquired from Tesoro and third parties. The TLLP financial and operational data presented include the historical results of all assets acquired from Tesoro prior to the acquisition dates. The historical results of operations of these assets have been retrospectively adjusted to conform to current presentation. These adjustments resulted in lower gross refining margins. The refining segment now includes costs for transportation and terminalling services provided by TLLP that were previously eliminated with consolidated reporting of TLLP revenues within our refining segment results.

On September 25, 2013, we completed the sale of all of our interest in Tesoro Hawaii, LLC, which operated a 94 thousand barrels per day (“Mbpd”) Hawaii refinery, retail stations and associated logistics assets (the “Hawaii Business”). As a result, we have reflected its results as discontinued operations in the results of operations for all periods presented and have excluded the Hawaii Business from the financial and operational data presented in the tables that follow.

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$11,104	$8,897	$21,037	$16,244
Costs and Expenses:
Cost of sales	9,867	7,909	18,815	14,472
Operating expenses	598	441	1,189	809
Selling, general and administrative expenses (a)	92	64	123	175
Depreciation and amortization expense	135	111	265	216
(Gain) loss on asset disposals and impairments (b)	2	8	(3)	15
Operating Income	410	364	648	557
Interest and financing costs, net (c)	(41)	(33)	(118)	(63)
Other income, net (d)	3	56	2	56
Earnings Before Income Taxes	372	387	532	550
Income tax expense	132	138	188	196
Net Earnings From Continuing Operations	240	249	344	354
Net loss from discontinued operations, net of tax	—	(11)	(1)	(12)
Net Earnings	240	238	343	342
Less: Net earnings from continuing operations attributable to noncontrolling interest	16	11	41	22
NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION	$224	$227	$302	$320

NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION
Continuing operations	$224	$238	$303	$332
Discontinued operations	—	(11)	(1)	(12)
Total	$224	$227	$302	$320

NET EARNINGS (LOSS) PER SHARE - BASIC:
Continuing operations	$1.73	$1.75	$2.33	$2.44
Discontinued operations	—	(0.08)	(0.01)	(0.09)
Total	$1.73	$1.67	$2.32	$2.35
Weighted average common shares outstanding - Basic	129.3	135.8	130.3	136.4

NET EARNINGS (LOSS) PER SHARE - DILUTED:
Continuing operations	$1.70	$1.72	$2.29	$2.39
Discontinued operations	—	(0.08)	(0.01)	(0.09)
Total	$1.70	$1.64	$2.28	$2.30
Weighted average common shares outstanding - Diluted	131.5	138.2	132.7	138.9
___________________________

(a)
Includes stock-based compensation expense of $26 million and benefit of $4 million for the three months ended June 30, 2014 and 2013, respectively, and expense of $8 million and $45 million for the six months ended June 30, 2014 and 2013, respectively. The significant impact to stock-based compensation expense is primarily a result of changes in Tesoro’s stock price during the three and six months ended June 30, 2014 as compared to the three and six months ended June 30, 2013. Also includes transaction and integration costs related to our acquisition of BP’s integrated Southern California refining, marketing and logistics business on June 1, 2013 from BP West Coast Products, LLC and other affiliated sellers (the “Los Angeles Acquisition”) and TLLP’s acquisition of Chevron’s northwest products system of $19 million ($12 million after-tax) and $33 million for the three and six months ended June 30, 2013, respectively.

(b)	Includes a gain of $5 million for the six months ended June 30, 2014 resulting from TLLP’s sale of its Boise terminal.

(c) Includes charges totaling $31 million for premiums and unamortized debt issuance costs associated with the redemption of our 9.750% Senior Notes due 2019 during the six months ended June 30, 2014.
(d) Includes $54 million ($34 million after-tax) in refunds from a settlement of a rate proceeding from the California Public Utilities Commission for the three and six months ended June 30, 2013.

TESORO CORPORATION
SELECTED SEGMENT OPERATING DATA
(Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Income
Refining	$372	$375	$555	$634
TLLP (b)	50	20	112	44
Retail	72	25	91	40
Total Segment Operating Income	494	420	758	718
Corporate and unallocated costs (a)	(84)	(56)	(110)	(161)
Operating Income	410	364	648	557
Interest and financing costs, net (c)	(41)	(33)	(118)	(63)
Other income, net (d)	3	56	2	56
Earnings Before Income Taxes	$372	$387	$532	$550

Depreciation and Amortization Expense
Refining	$105	$90	$206	$178
TLLP	16	7	32	11
Retail	10	9	20	17
Corporate	4	5	7	10
Depreciation and Amortization Expense	$135	$111	$265	$216

Capital Expenditures
Refining	$94	$134	$162	$232
TLLP	48	22	74	33
Retail	13	9	18	16
Corporate	12	5	16	8
Capital Expenditures	$167	$170	$270	$289

OTHER SUMMARY FINANCIAL INFORMATION
(Unaudited) (Dollars in millions)

	June 30, 2014	December 31, 2013
Cash and cash equivalents (TLLP: $0 and $23, respectively)	$1,239	$1,238
Inventories (e)	2,642	2,565
Current maturities of debt	6	6
Long-Term Debt (TLLP: $1,391 and $1,164, respectively)	3,055	2,823
Total Equity	5,533	5,485
Total Debt to Capitalization Ratio	36%	34%
Total Debt to Capitalization Ratio excluding TLLP debt (f)	28%	28%
Working Capital	2,039	1,918

	Three Months Ended June 30,
	2014	2013
Distributions received from TLLP (g)	$18	$10
Total market value of TLLP units held by Tesoro (h)	1,403	1,087
___________________________

(e)
The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $2.0 billion and $1.7 billion at June 30, 2014 and December 31, 2013, respectively.

(f)
Excludes TLLP’s total debt, including capital leases, of $1.4 billion and $1.2 billion and noncontrolling interest of $1.2 billion at both June 30, 2014 and December 31, 2013, respectively, which are non-recourse to Tesoro, except for Tesoro Logistics GP, LLC.

(g)	Represents distributions received from TLLP during the three months ended June 30, 2014 and 2013 on units held by Tesoro.

(h)
Represents market value of units held at June 30, 2014 and 2013. Tesoro held 19,110,714 common units at a market value of $73.40 per unit based on the closing unit price at June 30, 2014. Tesoro held 2,729,476 common units and 15,254,890 subordinated units at a market value of $60.46 per unit based on the closing unit price at June 30, 2013. On July 1, 2014, in connection with TLLP’s purchase of certain logistics assets, we received, as part of the consideration, an additional 370,843 common units with a fair value of $27 million.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
REFINING SEGMENT	2014	2013	2014	2013
Total Refining Segment
Throughput (Mbpd) (i)
Heavy crude (j)	161	188	165	187
Light crude	602	390	601	340
Other feedstocks	53	46	51	41
Total Throughput	816	624	817	568

Yield (Mbpd)
Gasoline and gasoline blendstocks	424	318	422	287
Jet fuel	121	84	124	76
Diesel fuel	187	137	194	129
Heavy fuel oils, residual products, internally produced fuel and other	140	122	132	111
Total Yield	872	661	872	603

Refined Product Sales (Mbpd) (k)
Gasoline and gasoline blendstocks	505	398	509	361
Jet fuel	142	101	147	89
Diesel fuel	213	167	200	151
Heavy fuel oils, residual products and other	90	82	83	79
Total Refined Product Sales	950	748	939	680

Segment Operating Income ($ millions)
Gross refining margin (l) (m)	$991	$838	$1,786	$1,490
Expenses
Manufacturing costs	436	306	852	541
Other operating expenses	71	57	165	120
Selling, general and administrative expenses	6	3	8	7
Depreciation and amortization expense	105	90	206	178
Loss on asset disposal and impairments	1	7	—	10
Segment Operating Income (m)	$372	$375	$555	$634

Gross refining margin ($/throughput bbl) (n)	$13.35	$14.75	12.08	$14.48
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (n)	$5.88	$5.39	5.77	$5.26
Refined Product Sales Margin ($/bbl) (k) (n)
Average sales price	$123.35	$119.67	$119.19	$120.65
Average costs of sales	110.98	108.85	108.21	109.88
Refined Product Sales Margin	$12.37	$10.82	$10.98	$10.77

___________________________

(i)
We had higher throughput at our Los Angeles refinery during the first half of 2014 due to the acquisition of the Carson refinery, which was slightly offset by reduced throughput due to turnarounds at our Los Angeles refinery during the first half of 2014. We had reduced throughput due to turnarounds at our Washington refinery during the first half of 2013 and at our Utah refinery during the 2013 second quarter.

(j)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(k)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

(l)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $2 million for the three months ended June 30, 2013, and $2 million and $4 million for the six months ended June 30, 2014 and 2013, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market and fees charged by TLLP for the transportation and terminalling of crude oil and refined products at prices which we believe are no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(m) Our refining segment uses RINs to satisfy its obligations under the Renewable Fuels Standard, in addition to physically blending required biofuels. Effective April 1, 2013, we changed our intersegment pricing methodology and no longer reduce the amount retail pays for the biofuels by the market value of the RINs which we believe more closely approximates market rates.  As a result, we conformed our segment presentation and reclassified $15 million of the RINs transfer price adjustment related to the three months ended March 31, 2013 during the three months ended June 30, 2013 from our retail segment to our refining segment.  This resulted in a decrease in retail segment operating income and an increase in refining segment operating income for the three months ended June 30, 2013.

(n)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput. We calculate refined product sales margin per barrel by dividing refined product sales and refined product cost of sales by total refining throughput, and subtracting refined product cost of sales per barrel from refined product sales per barrel. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Refining By Region	2014	2013	2014	2013
California (Martinez and Los Angeles)
Throughput (Mbpd) (i)
Heavy crude (j)	155	183	160	183
Light crude	333	151	331	102
Other feedstocks	35	40	32	31
Total Throughput	523	374	523	316

Yield (Mbpd)
Gasoline and gasoline blendstocks	282	203	279	167
Jet fuel	82	46	80	35
Diesel fuel	116	84	125	76
Heavy fuel oils, residual products, internally produced fuel and other	89	72	84	65
Total Yield	569	405	568	343

Gross refining margin ($ millions)	$579	$427	$976	$686
Gross refining margin ($/throughput bbl) (n)	$12.16	$12.54	$10.32	$11.99
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (n)	$6.66	$6.11	$6.57	$6.08
Capital expenditures ($ millions)	$37	$34	$64	$66

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd) (i)
Heavy crude (j)	6	5	5	4
Light crude	141	137	144	127
Other feedstocks	13	4	14	7
Total Throughput	160	146	163	138

Yield (Mbpd)
Gasoline and gasoline blendstocks	69	58	71	55
Jet fuel	29	28	30	28
Diesel fuel	28	26	30	24
Heavy fuel oils, residual products, internally produced fuel and other	39	37	38	34
Total Yield	165	149	169	141

Gross refining margin ($ millions)	$133	$164	$269	$313
Gross refining margin ($/throughput bbl) (n)	$9.12	$12.37	$9.08	$12.55
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (n)	$4.78	$4.30	$4.52	$4.50
Capital expenditures ($ millions)	$8	$14	$13	$34

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd)
Light crude	128	102	126	111
Other feedstocks	5	2	5	3
Total Throughput	133	104	131	114

Yield (Mbpd)
Gasoline and gasoline blendstocks	73	57	72	65
Jet fuel	10	10	14	13
Diesel fuel	43	27	39	29
Heavy fuel oils, residual products, internally produced fuel and other	12	13	10	12
Total Yield	138	107	135	119

Gross refining margin ($ millions)	$279	$245	$539	$487
Gross refining margin ($/throughput bbl) (n)	$23.01	$25.89	$22.79	$23.47
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (n)	$4.14	$4.31	$4.11	$3.89
Capital expenditures ($ millions)	$49	$86	$85	$132

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
TLLP SEGMENT	2014	2013	2014	2013
Crude Oil Gathering
Pipeline gathering throughput (Mbpd)	109	81	103	81
Average pipeline gathering revenue per barrel	$1.34	$1.23	$1.34	$1.25
Trucking volume (Mbpd)	47	42	46	43
Average trucking revenue per barrel	$3.23	$3.11	$3.21	$3.07
Terminalling and Transportation
Terminalling throughput (Mbpd)	890	553	884	473
Average terminalling revenue per barrel	$0.98	$0.72	$0.97	$0.75
Pipeline transportation throughput (Mbpd)	772	85	779	88
Average pipeline transportation revenue per barrel	$0.34	$0.36	$0.35	$0.30

Segment Operating Income ($ millions)
Revenues
Crude Oil Gathering	$27	$21	$52	$43
Terminalling and Transportation	103	39	203	69
Total Revenues (o)	130	60	255	112
Expenses
Operating expenses (p)	51	26	94	44
General and administrative expenses (q)	13	7	22	13
Depreciation and amortization expense	16	7	32	11
Loss on asset disposals and impairments	—	—	(5)	—
Segment Operating Income	$50	$20	$112	$44
___________________________

(o)
TLLP segment revenues from services provided to our refining segment were $114 million and $54 million for the three months ended June 30, 2014 and 2013, respectively, and $224 million and $102 million for the six months ended June 30, 2014 and 2013, respectively. These amounts are eliminated upon consolidation.

(p)
TLLP segment operating expenses include amounts billed by Tesoro for services provided to TLLP under various operational contracts. These amounts totaled $8 million and $10 million for the three months ended June 30, 2014 and 2013, respectively, and $19 million and $13 million for the six months ended June 30, 2014 and 2013. These amounts are eliminated upon consolidation. TLLP segment third-party operating expenses related to the transportation of crude oil and refined products are reclassified to cost of sales upon consolidation.

(q)
TLLP segment general and administrative expenses include amounts charged by Tesoro for general and administrative services provided to TLLP under various operational and administrative contracts. These amounts totaled $9 million and $4 million for the three months ended June 30, 2014 and 2013, respectively, and $17 million and $7 million for the six months ended June 30, 2014 and 2013, respectively. These amounts are eliminated upon consolidation.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
RETAIL SEGMENT	2014	2013	2014	2013
Number of Stations (end of period)
Company-operated	586	571	586	571
Branded jobber/dealer (r)	1,682	1,636	1,682	1,636
Total Stations	2,268	2,207	2,268	2,207

Average Stations (during period)
Company-operated	581	569	578	568
Branded jobber/dealer (r)	1,693	1,014	1,695	911
Total Average Retail Stations	2,274	1,583	2,273	1,479

Fuel Sales (millions of gallons)
Company-operated	279	272	539	528
Branded jobber/dealer (r)	772	384	1,507	565
Total Fuel Sales	1,051	656	2,046	1,093

Fuel margin ($/gallon) (m) (s)	$0.14	$0.14	$0.11	$0.16

Segment Operating Income ($ millions)
Gross Margins
Fuel (m) (s)	$145	$89	$230	$171
Merchandise and other non-fuel margin	31	23	59	40
Total Gross Margins	176	112	289	211
Expenses
Operating expenses	92	74	173	145
Selling, general and administrative expenses	1	3	3	7
Depreciation and amortization expense	10	9	20	17
Loss on asset disposals and impairments	1	1	2	2
Segment Operating Income (m)	$72	$25	$91	$40
___________________________

(r)	Reflects the acquisition of supply rights for approximately 835 dealer-operated and branded wholesale retail stations with the Los Angeles Acquisition on June 1, 2013.

(s)
Management uses fuel margin per gallon to compare fuel results to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts may use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Reconciliation of Net Earnings to Adjusted EBITDA
Net earnings attributable to Tesoro Corporation	$224	$227	$302	$320
Net earnings from continuing operations attributable to noncontrolling interest	16	11	41	22
Loss from discontinued operations, net of tax	—	11	1	12
Depreciation and amortization expense	135	111	265	216
Income tax expense	132	138	188	196
Interest and financing costs, net	41	33	118	63
Interest income	—	—	—	(1)
Adjusted EBITDA (t)	$548	$531	$915	$828

Reconciliation of Cash Flows from (used in) Operating Activities to Adjusted EBITDA
Net cash from (used in) operating activities	$526	$(408)	$376	$(161)
Net cash from discontinued operations	—	(91)	—	(192)
Debt redemption charges	—	—	(31)	—
Deferred charges	19	118	79	277
Changes in current assets and liabilities	(140)	743	203	702
Income tax expense	132	138	188	196
Stock-based compensation benefit (expense)	(26)	4	(8)	(45)
Interest and financing costs, net	41	33	118	63
Other	(4)	(6)	(10)	(12)
Adjusted EBITDA (t)	$548	$531	$915	$828
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(t)
Adjusted EBITDA represents consolidated earnings, including earnings attributable to noncontrolling interest, excluding net loss from discontinued operations, before income taxes, depreciation and amortization expense, net interest and financing costs and interest income. We present Adjusted EBITDA because we believe some investors and analysts use Adjusted EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management. Adjusted EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA may not be comparable to similarly titled measures used by other entities.

TESORO CORPORATION
EBITDA IMPROVEMENTS
(Unaudited) (In millions)

	Six Months Ended June 30, 2014	Year Ended December 31, 2014
Distinctive Performance Objectives
Deliver California synergies	$100	$160	-	180
Enhance gross margin	75	140	-	160
Business improvements	25	70	-	90
EBITDA Improvement	$200	$370	-	430

TESORO CORPORATION
RECONCILIATION OF EBITDA IMPROVEMENTS TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

	Six Months Ended June 30, 2014
	California Synergies	Enhance Gross Margin	Business Improvements	Total
Net earnings	$63	$42	$16	$121
Add income tax expense	37	26	9	$72
Add depreciation and amortization expense	—	7	—	$7
EBITDA	$100	$75	$25	$200

TESORO CORPORATION
RECONCILIATION OF FORECASTED EBITDA IMROVEMENTS TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

	Year Ended December 31, 2014
	California Synergies	Enhance Gross Margin	Business Improvements	Total
Forecasted net earnings	$105	$85	$50	$240
Add income tax expense	63	51	30	144
Add depreciation and amortization expense	2	14	—	16
Forecasted EBITDA	$170	$150	$80	$400

TESORO CORPORATION
NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions)

	Three Months Ended June 30,
	2014	2013
Net Earnings Attributable to Tesoro Corporation from Continuing Operations - U.S. GAAP	$224	$238
Special Items, After-tax:
Transaction and integration costs (a)	—	12
California pipeline settlement (d)	—	(34)
Net Earnings Adjusted for Special Items (u)	$224	$216

Diluted Net Earnings per Share from Continuing Operations Attributable to Tesoro Corporation - U.S. GAAP	$1.70	$1.72
Special Items Per Share, After-tax:
Transaction and integration costs (a)	—	0.08
California pipeline settlement (d)	—	(0.24)
Net Earnings per Diluted Share Adjusted for Special Items (u)	$1.70	$1.56
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(u)
We present net earnings adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings and diluted earnings per share is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings (loss), earnings (loss) per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP.  Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.